EXHIBIT 99

NEWS RELEASE
For Immediate Release
For more information,

ATC Technology Corporation	Mary Ryan
to Record Drivetrain Goodwill Impairment Charge Related to	630.663.8283
Honda's Intention to In-soure the Remanufacturing of Automatic	maryan@corpatc.com
Transmissions

Downers Grove, Illinois, June 18, 2009 – ATC Technology Corporation (ATC)
NASDAQ-GS:ATAC), today said that its May 22, 2009 announcement of the impending loss of its Honda automatic transmission remanufacturing program is a triggering event under Statement of Financial Accounting Standards No. 142 requiring the Company to perform an interim analysis of the carrying value of the $37 million of goodwill related to its North American Drivetrain operations.  The Company has completed the goodwill analysis and has concluded that the goodwill has been entirely impaired.  Accordingly, the Company expects to record a pre-tax goodwill impairment charge of $37 million, or $1.32 per share after tax, in the second quarter of 2009.

The goodwill impairment charge does not impact the Company’s liquidity or prospects for its Logistics business.

The Company continues to work with Honda to finalize the details of an orderly transition plan.  Based on initial input from Honda, production is expected to be substantially completed by year-end.  Absent any new business wins in the Drivetrain segment, the Company now anticipates 2009 Drivetrain revenue to be in the range of $140-$144 million, with Honda transmission revenue contributing $32-$34 million.

In addition to finalizing the Honda transition plans, the Company is in the process of developing additional restructuring actions to mitigate the loss of the Honda program.  When these plans are completed and approved by the Company’s Board of Directors, ATC will make an announcement which is expected to be prior to the release of its second quarter earnings results scheduled for July 28, 2009.

ATC Technology Corporation is headquartered in Downers Grove, Illinois.  The Company provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light and medium/heavy-duty vehicle service parts markets.

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